Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 11, 2010 between Jeff Rea (“Executive”) and Stock Building Supply Holdings, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Executive has substantial expertise and experience in the building supply industry and the field of executive management; and

WHEREAS, the Company desires to employ Executive, and Executive has agreed to enter into employment with the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:

TERMS AND CONDITIONS

SECTION 1

EMPLOYMENT

1.1 Employment. The Company hereby employs Executive and Executive hereby accepts such employment by the Company for the period and upon the terms and conditions contained in this Agreement.

1.2 Position and Duties. Executive shall serve the Company as its Chief Executive Officer. Executive shall have all of the powers and duties in such capacity that are customary to the powers and duties of those of a Chief Executive Officer of a company within the industry in which the Company operates, including specifically the following: setting the Company’s operational and financial objectives, annual budget and quarterly forecasts in conjunction with the Company’s long range plan to maximize the Company’s value and efficiency; defining and implementing the Company’s policies and systems of control to ensure that all Company activities are carried out in accordance with the Company’s overall business principles, goals and objectives; and indirectly overseeing and/or supervising all of the Company’s operations, facilities and personnel. The foregoing powers and duties shall be subject to the general direction of the Company’s Board of Directors (the “Board”). Executive shall report directly to Board and all employees shall report to Executive or his designee. Executive shall be appointed or elected to the Board and the Board of Saturn Acquisition Holdings, LLC throughout his service as Chief Executive Officer. Executive shall devote Executive’s substantially full business time, attention and efforts to the affairs of the Company and Executive shall not engage in any other business duties or pursuits or render any services of a professional nature to any other entity or person, or serve on any other for profit boards of directors, without the prior written consent of the Board, provided that Executive may be involved in charitable activities and manage his personal passive investments provided that the foregoing does not materially interfere with Executive’s performance of his duties hereunder. In addition, in the event that any parent entity is or becomes an operating company or becomes publicly traded, Executive shall be chief executive officer and a board member of such entity.

1.3 Effective Date; Indefinite Term. Executive’s employment under this Agreement shall commence on November 15, 2010 (the “Effective Date”) and shall continue for an indefinite term, until terminated in accordance with Section 3 below. Certain provisions, however, as more fully set forth in Sections 4, 5 and 6 below, continue in effect beyond the date of the termination of Executive’s employment (the “Termination Date”).

SECTION 2

COMPENSATION AND BENEFITS

2.1 Compensation.

(a) Base Salary. The Company shall pay to Executive an annual base salary at the rate of $600,000 each calendar year (as increased from time to time, “Base Salary”), payable in substantially equal semi-monthly or bi-weekly amounts, in accordance with the Company’s ordinary payroll and withholding practices from time to time in effect for its employees. During the term of employment hereunder, the Executive’s salary shall be reviewed from time to time (but no less than annually) to determine whether an increase in Executive’s salary is appropriate (but no decrease). Any such increase shall be at the sole discretion of the Board.

(b) Annual Bonus. During the term of employment, Executive shall be eligible to receive an annual bonus (“Annual Bonus”) under the Company’s incentive award plan for management and executives as from time to time adopted by the Board (the “Incentive Plan”). The Annual Bonus shall be determined based on a target bonus equal to 75% of Base Salary, with the actual amount of the Annual Bonus to be determined by the Board based upon percentage achievement of certain Company-wide and individual performance goals or milestones for each respective calendar year (or any portion thereof), as established in good faith under the Incentive Plan. The Incentive Plan shall also provide for lower and higher (maximum 2 times target) bonus levels based upon higher or lower achievements. Any Annual Bonus earned for the 2010 calendar year will be pro-rated based on the Effective Date. Executive shall be entitled to receive the Annual Bonus (to the extent earned in accordance with the Incentive Plan) only, except as otherwise provided herein, if Executive remains employed by the Company through the date that such Annual Bonus is paid in accordance with terms of the Incentive Plan, and Executive expressly acknowledges that, except as otherwise provided herein, the Annual Bonus, if any, is not earned by Executive until such time as it is paid pursuant to the Incentive Plan.

2.2 Benefits.

(a) Generally. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable benefits plans, policies or contracts, in all employee benefits programs that the Company may adopt for its U.S. employees generally providing for sick or other leave, vacation, group health, disability and life insurance benefits. Executive shall be eligible to participate in the Company’s 401(k) plan on the terms and conditions and qualifications of such plan from time to time in effect, with a Company match (if any) no less favorable than that provided to any other Company executive.

(b) Executive Plans. Executive shall be eligible to participate, to the extent it is legal and permitted by the applicable plans, policies or contracts, in all benefits or fringe benefits which are in effect generally for the Company’s executive personnel from time to time.

(c) Vacation Days. Executive shall be entitled to four (4) weeks’ paid vacation per year in addition to the Company’s normal holiday schedule.

2.3 Equity Participation. In addition to the compensation described above, subject to the approval of the Board, Executive will be entitled to receive an equity interest in the Company’s parent company, Saturn Acquisition Holdings, LLC (“Parent”), equal to 3.00% of the common equity value of Parent above the fair market value of such common equity on the date of grant (the “Equity Interest”). The terms and specific form of the Equity Interest will be determined by Parent in consultation with Executive. The Equity Interest will vest on each of the first four anniversary dates of the Effective Date as follows: 1st anniversary — 10%, 2nd anniversary — 20%, 3rd anniversary — 25% and 4th anniversary — 45%. Vesting of the Equity Interest will accelerate and become 100% vested upon a liquidity event for the Company (as defined in the Option Agreement). If Executive’s employment is terminated voluntarily by Executive, by the Company without Cause (as defined below) or due to Executive’s death or Disability (as defined below), any unvested portion of Executive’s Equity Interest will be forfeited and the Company shall have the right to redeem Executive’s vested Equity Interest at a price that approximates the fair market value of such vested Equity Interest (in accordance with the Option Agreement). If Executive’s employment is terminated by the Company for Cause, Executive’s entire Equity Interest will be forfeited.

2.4 Expense Reimbursement. The Company shall pay or reimburse Executive for all reasonable expenses incurred in connection with performing his duties upon presentation of documents in accordance with the reasonable procedures established by the Company. It is expected that Executive will have to do extensive travel to Raleigh, North Carolina and other Company business locations. All reasonable expenses incurred by Executive in connection with such travel and lodging at Company business locations shall be treated as reasonable business expenses. The parties will re-evaluate the location of Executive’s primary residence on the first anniversary date of this Agreement to mutually determine if Executive will relocate and, if so, to agree upon an appropriate relocation package.

SECTION 3

TERMINATION

3.1 By the Company:

(a) For Cause. The Company shall have the right at any time, exercisable upon written notice, to terminate the Executive’s employment for Cause. As used in this Agreement, “Cause” shall mean that the Executive:

(i) has been convicted of, or has entered a pleading of guilty or nolo contendre to, a felony (other than DUI or similar felony) or any crime involving fraud, theft, embezzlement or other act of dishonesty involving the Company;

(ii) has knowingly and intentionally participated in fraud, embezzlement, or other act of dishonesty involving the Company;

(iii) materially fails to attempt in good faith to perform Executive’s duties required under Executive’s employment by the Company (it being agreed that failure of the Company to achieve operating results or similar poor performance of the Company shall not, in and of itself, be deemed a failure to attempt in good faith to perform Executive’s duties);

(iv) fails to attempt in good faith to comply with a lawful directive of the Board that is consistent with the Company’s business practices and Code of Ethics;

(v) engages in willful misconduct as a result of which Executive receives a material and improper personal benefit at the expense of the Company, or accidental misconduct resulting in such a benefit which Executive does not promptly report to the Company and redress promptly upon becoming aware of such benefit;

(vi) in carrying out his duties under this Agreement, has engaged in willful misconduct or omissions constituting gross negligence or willful misconduct resulting in any of the foregoing, or which, in the good faith opinion of the Board, could be expected to result in, substantial economic harm to the Company;

(vii) has failed for any reason to correct, cease or alter any action or omission that (A) constitutes a material breach of this Agreement or the Confidentiality Agreement (as defined below), or (B) constitutes a material breach of his duty of loyalty to the Company; or

(viii) has improperly disclosed any material Proprietary Information (as defined below) without authorization except as otherwise permitted by this Agreement, another agreement between the parties or any Company policy in effect at the time of disclosure.

For purposes of the definition of “Cause”, “Company” shall include any subsidiary, business unit or affiliate of the Company with respect to which Executive performs Executive’s duties.

The Company shall provide written notice to Executive of any act or omission that the Company believes constitutes grounds for “Cause” pursuant to clause (iii), (iv) or (vii) above, and no such act or omission shall constitute “Cause” unless Executive fails to remedy such act or omission within ten (10) days of the receipt of such notice; provided that such ten (10) day cure period shall not apply with respect to any matter that is incapable of cure within such period. Furthermore, no act shall be deemed willful unless taken in bad faith and without a good faith belief that it is not adverse to the best interests of the Company.

(b) Due to Death or Disability. Executive’s employment shall terminate upon Executive’s death and the Company may terminate Executive’s employment due to Executive’s Disability. As used in this Agreement, “Disability” shall mean any physical or mental disability or incapacity that has caused Executive not to be able to perform the services required of Executive by the Company for a period of 180 consecutive days or for shorter periods aggregating 180 days during any twelve (12) month period provided, however, that Executive shall be deemed to suffer from a Disability if Executive is rendered incapable of fully performing the services required of Executive by Company for a period of ninety (90) consecutive days and at the end of such ninety (90) day period, a qualified independent physician selected by the Company determines that there is no reasonable prospect of Executive resuming such required services within the subsequent ninety (90) day period. For purposes of the definition of “Disability”, “Company” shall include any subsidiary, business unit or affiliate of the Company with respect to which Executive performs Executive’s duties. Any question as to the existence of a Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, a selection shall be made by Executive’s spouse, if available, or if such spouse is unavailable due to death or incapacity, any other adult member of Executive’s immediate family), with the consent of the Company, which consent shall not be unreasonably withheld. The determination of such physician made in writing to the Company and Executive shall be final and conclusive for all purposes of determining Disability under this Agreement. Notwithstanding the foregoing, the Executive shall have a termination for Disability if he has a separation from service within the meaning of Code Section 409A as a result of a physical or mental incapacity.

(c) Without Cause. The Company may terminate Executive’s employment under this Agreement at anytime Without Cause. As used in this Agreement, a termination “Without Cause” shall mean the termination of Executive’s employment by the Company other than for Cause pursuant to Section 3.1(a) above or due to death or Disability pursuant to Section 3.1(b) above.

3.2 By the Executive:

(a) Without Good Reason. Executive may terminate his employment under this Agreement at any time Without Good Reason. As used in this Agreement, a termination “Without Good Reason” shall mean termination of Executive’s employment by Executive other than For Good Reason pursuant to Section 3.2(b) below.

(b) For Good Reason. Executive shall have the right at any time to resign his employment under this Agreement For Good Reason. As used in this Agreement, “For Good Reason” shall mean, without the Executive’s prior written consent:

(i) a material diminution in the Executive’s Base Salary or Target Annual Bonus;

(ii) a material diminution in the Executive’s authority, duties or responsibilities, which shall include the Company becoming a subsidiary or division of any other entity and the Executive not being chief executive officer of the ultimate parent entity (other than a nonpublic company whose assets consist primarily of stock of the Company) but shall not include diminution as a result of a bona fide arm’s length sale of assets of the Company to an unrelated person or entity that is not a sale of all or substantially all of the assets of the Company so long as Executive retains his position with the Company and the Parent;

(iii) any requirement that the Executive report to anyone but the board of the ultimate parent entity (other than a nonpublic company whose assets consist primarily of stock of the Company);

(iv) any material breach by the Company or related entities of this Agreement or the Executive’s other agreements with the Company or related entities.

Notwithstanding the foregoing, no event shall be a Good Reason event unless the Executive gives the Company written notice thereof within ninety (90) days of the first occurrence thereof, the Company does not cure such event within thirty (30) days of the giving of such notice and the Executive does not terminate employment prior to sixty (60) days after the end of the cure period.

3.3 Compensation Upon Termination. Upon termination of Executive’s employment with the Company, the Company’s obligation to pay compensation and benefits under Section 2 hereof shall terminate, except that the Company shall pay to the Executive or, if applicable, the Executive’s heirs, all earned but unpaid Base Salary under Section 2.1(a) and accrued vacation under Section 2.2, in each case, through the Termination Date. In addition, Executive shall be entitled to receive any amounts or benefits due under any plan or program in accordance with the term thereof, and, other than on a Cause termination or a voluntary termination by Executive without Good Reason, his annual bonus for any completed fiscal year at the same time annual bonuses would have been paid if he had continued in employment. Executive’s medical benefits shall be covered as specified in Exhibit A attached hereto and incorporated herein by this reference. If the Company terminates Executive’s employment Without Cause or if Executive terminates his employment for Good Reason, then, in addition, to the foregoing compensation, upon execution and delivery (and non-revocation) by Executive of the Separation Agreement and General Release as set forth in Section 6.11, the Company shall pay severance benefits pursuant to Section 3.4 below. No other payments or compensation of any kind shall be paid in respect of Executive’s employment with or termination from the Company, provided that the foregoing shall not limit his rights with regard to his equity or his rights to indemnification and directors’ and officers’ liability insurance coverage. In the event of any termination of Executive’s employment, the exclusive remedies available to the Executive shall be the amounts due under this Section 3, which are in the nature of liquidated damages, and are not in the nature of a penalty.

3.4 Severance Benefits.

(a) Subject to the terms and conditions of eligibility for Executive’s receipt of severance benefits under this Agreement, including the execution and delivery (and non-revocation) by Executive of the Separation Agreement and General Release as set forth in Section 6.11, the Company shall pay to Executive, as severance benefits, an amount equal to Twelve (12) months Base Salary. The severance benefits under this Section 3.4 shall be paid to Executive on a salary continuation basis according to the Company’s normal payroll practices over the course of the applicable time period following the date the Executive incurs a Separation from Service.

(b) Notwithstanding any other provision of this Agreement, any severance benefits that would otherwise have been paid before the Company’s first normal payroll payment date falling on or after the thirtieth (30th) day after the date on which the Executive incurs a Separation from Service (the “First Payment Date”) shall be made on the First Payment Date. Each separate severance installment payment and each other payment that Executive may be eligible to receive under this Agreement shall be a separate payment under this Agreement for all purposes.

(c) Notwithstanding anything to the contrary in this Agreement, with respect to any severance benefits or amounts payable to the Executive under this Agreement, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. For purposes of this Agreement, a “Separation from Service” shall mean the Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(d) Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to this Section 3.4 shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the

Code, then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 3.4(d) shall be paid in a lump sum to the Executive. Thereafter, payments will resume in accordance with this Agreement. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).

(e) The Executive shall have no obligation to mitigate the amounts due under (a) above and any amounts earned by Executive from other employment shall not be offset or reduce the amounts due hereunder.

SECTION 4

CERTAIN AGREEMENTS

4.1 Confidentiality. Executive acknowledges that the Company owns and shall own and has developed and shall develop proprietary information concerning its business and its customers and clients (“Proprietary Information”). Such Proprietary Information includes, among other things, trade secrets, financial information, product plans, customer lists, marketing plans, systems, manuals, training materials, forecasts, inventions, improvements, ideas, know-how and other intellectual property. Executive shall, at all times, both during employment by the Company and thereafter, keep all Proprietary Information in confidence and trust and shall not use or disclose any Proprietary Information without the written consent of the Company, except in the good faith performance of Executive’s duties. Concurrently with the execution of this Agreement, Executive is entering into a Confidentiality and Non-Disclosure Agreement (the “Confidentiality Agreement”).

4.2 Company Property. Executive recognizes that all Proprietary Information, however stored or memorialized, and all identification cards, keys, access codes, marketing materials, documents, records and other equipment or property which the Company provides are the sole property of the Company, except those given to Executive related to his compensation, benefits and similar type documents shall not be so considered. Upon termination of employment, Executive shall (1) refrain from taking any such property from the Company’s premises, and (2) return any such property in Executive’s possession. Executive may retain his address books so far as they contain only contact information.

4.3 Assignment of Inventions to the Company. Executive shall promptly disclose to the Company all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs, know-how and trade secrets developed, whether or not patentable, made or conceived or reduced to practice or developed by Executive, either alone or jointly with others, during and related to Executive’s employment or while using the Company’s equipment, supplies, facilities or trade secret information (collectively, “Inventions”). All Inventions, and other intellectual property rights shall be the sole property of the Company and shall be “works made for hire.” Executive hereby assigns to the Company any rights Executive may have or acquire in all Inventions and agrees to perform, during and after employment with the Company, at the Company’s expense including reasonable compensation to Executive, all acts reasonably necessary by the Company in obtaining and enforcing intellectual property rights with respect to such Inventions. Executive hereby irrevocably appoints the Company and its officers and agents as Executive’s attorney-in-fact to act for and in Executive’s name and stead with respect to such Inventions.

SECTION 5

COVENANT NOT TO ENGAGE IN CERTAIN ACTS

5.1 General. The parties understand and agree that the purpose of the restrictions contained in this Section 5 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his or her employment with the Company. The provisions of this Section 5 shall survive the expiration or sooner termination of this Agreement. For purposes of this Section 5, “Company” shall include any subsidiary, business unit or affiliate of the Company with respect to which Executive performs Executive’s duties.

5.2 Non-Compete; Non-Diversion. In consideration for this Agreement to employ Executive and other valuable consideration provided hereunder, Executive agrees and covenants that during the term of employment and, except as provided below, for a period of twelve (12) months after the Termination Date, and except when acting on behalf of the Company, Executive shall not, directly or indirectly, for himself or any third party, or alone or as a member of a partnership or limited liability company, or as an officer, director, shareholder, member or otherwise, engage in the following acts:

(i) divert or attempt to divert any existing business of the Company, provided that after the Termination Date this shall not prevent normal competitive sales activities for a non-Listed Company (as defined below);

(ii) solicit, induce or entice, or seek to solicit, induce or entice, or otherwise interfere with the Company’s business relationship with, any customer of the Company, provided that after the Termination Date this shall not prevent normal competitive sales activities for a non-Listed Company;

(iii) (A) during the term of employment, render any services (whether as an independent contractor or otherwise) on behalf of any company or line of business that competes anywhere in the United States with the Company (a

“Competing Business”), and (B) for a period of twelve months after the Termination Date, render any services (whether as an independent contractor or otherwise) on behalf of any Listed Company (as defined below);

(iv) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company), or become an officer, director, partner, member, or joint venturer of, any Competing Business, provided that after the Termination Date this shall only apply to the Listed Companies;

(v) advance credit or lend money to any third party for the purpose of establishing or operating any Competing Business, provided that after the Termination Date this shall only apply to the Listed Companies; or

(vi) with respect to any substantially full time independent contractor of the Company, employee of the Company or individual who was, at any time during the three months prior to the Termination Date, an employee of the Company: (A) hire or retain, or attempt to hire or retain, such individual to provide services for any third party; or (B) encourage, induce, solicit or attempt to solicit, divert, cause or attempt to cause, such individual to (1) terminate and/or leave his or her employment, (2) accept employment with any person or entity other than the Company, or (3) terminate his or her relationship with the Company or devote less than his or her full time efforts to the Company.

As used herein, “Listed Company” means one of five (5) companies that are material competitors as identified by the Company, provided that the Company may at any time change such five (5) companies to alternative competitors so long as the number does not exceed five (5), no change can be effective after the termination of Executive’s employment with the Company and any change shall be effective thirty (30) days after Executive is given written notice thereof and only if at the end of such thirty (30) day period the Executive is employed by the Company. As of the Effective Date, the Listed Companies are Pro Build Holdings Inc., 84 Lumber Co., Builders FirstSource, Inc., BMC Select, and HD Supply, Inc.. The parties acknowledge and agree that clause (vi) above shall not be violated by general advertising not targeted at the foregoing people nor serving as a reference upon request of the foregoing with regard to an entity with which Executive is not associated.

5.3 Cessation/Reimbursement of Payments. If Executive violates any provision of this Section 5, the Company may, upon giving written notice to Executive, immediately cease all payments and benefits that it may be providing to Executive pursuant to Sections 2 or 3, and Executive shall be required to reimburse the Company for any payments received from, and the cash value of any benefits provided by, the Company between the first day of the violation and the date such notice is given; provided, however, that the foregoing shall be in addition to such other remedies as may be available to the Company and shall not be deemed to permit Executive to forego or waive such payments in order to avoid his or her obligations under this Section 5; and provided, further, that any release of claims by Executive pursuant to Section 6.11 shall continue in effect.

5.4 Survival; Injunctive Relief. Executive agrees that the provisions of this Section 5 shall survive the termination of this Agreement and the termination of the Executive’s employment. Executive acknowledges that a breach by him of the covenants contained in this Section 5 cannot be reasonably or adequately compensated in damages in an action at law and that such breach will cause the Company immeasurable and irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that competition in violation of this Section 5 would be extremely detrimental to the Company. By reason thereof, each of the Company and Executive agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement, at law or in equity, or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any actual or threatened violation of this Section 5, without proof of actual damages that have been or may be caused to the Company by such breach or threatened breach, and waives to the fullest extent permitted by law the posting or securing of any bond by the other party in connection with such remedies.

SECTION 6

MISCELLANEOUS

6.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, with return receipt requested, telecopy (with hard copy delivered by overnight courier service), or delivered by hand, messenger or overnight courier service, and shall be deemed given when received at the addresses of the parties set forth below, or at such other address furnished in writing to the other parties hereto:

To the Company:	Stock Building Supply Holdings, LLC c/o The Gores Group, LLC 10877 Wilshire Boulevard, 18th Floor Los Angeles, CA 90024 Fax: 310-209-3310 Attn: Fund General Counsel

To Executive:	at the home address of Executive maintained in the human resource records of the Company.

6.2 Severability. The parties agree that it is not their intention to violate any public policy or statutory or common law. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Without limiting the foregoing, if any portion of Section 5 is held to be unenforceable, the maximum enforceable restriction of time, scope of activities and geographic area will be substituted for any such restrictions held unenforceable.

6.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws. The parties agree to submit to the jurisdiction of the State of Delaware; agrees that any dispute concerning the interpretation or application of this Agreement shall be heard by A JUDGE AND NOT A JURY; and agrees that any dispute shall be brought exclusively in a state or federal court of competent jurisdiction in Delaware. The parties waive any and all objections to jurisdiction or venue.

6.4 Survival. The covenants and agreements of the parties set forth in Sections 3, 4, 5 and 6 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, irrespective of the reason therefor.

6.5 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the terms of employment, compensation, benefits, and covenants of Executive, and supersede all other prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between Executive and the Company relating to the subject matter of the Agreement, which such other prior and contemporaneous agreements and understandings, inducements or conditions shall be deemed terminated effective immediately. Notwithstanding the foregoing, Executive acknowledges that the Confidentiality Agreement shall continue in effect during the term of Executive’s employment.

6.7 Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the Company’s successors and assigns, including any direct or indirect successor by purchase, merger, consolidation, reorganization, liquidation, dissolution, winding up or otherwise with respect to all or substantially all of the business or assets of the Company, and the Executive’s spouse, heirs, and personal and legal representatives.

6.8 Counterparts; Amendment. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be amended or modified only by written instrument duly executed by the Company and Executive.

6.9 Voluntary Agreement. The parties have read this Agreement carefully and understand and accept the obligations that it imposes upon them without reservation. No other promises or representations have been made to either party to induce the party to sign this Agreement. The parties are signing this Agreement voluntarily and freely.

6.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns (including any direct or indirect successor, spouses, heirs and personal and legal representatives. Any such successor or assign of the Company shall be included in the term “Company” as used in this Agreement. This Agreement may not be assigned by the Company except to a successor to all or substantially all of its business and then only if such successor promptly delivers to Executive an assumption of the obligations hereunder.

6.11 Release of Claims. The Company’s obligation to pay severance benefits pursuant to Section 3.4 is expressly conditioned on Executive’s execution and delivery of a Separation Agreement and General Release substantially in the form of Exhibit A attached hereto and incorporated herein by this reference no later than twenty-one (21) days after the date the Executive incurs a Separation from Service without revoking it for a period of seven (7) days following delivery. Executive’s failure to execute and deliver such Separation Agreement and General Release within such twenty-one (21) day time period (or Executive’s subsequent revocation of such Separation Agreement and General Release) will void the Company’s obligation to pay severance benefits under this Agreement.

6.12 Confidentiality Of Previous Employers’ Information. The Company acknowledges that the Executive may have had access to confidential and proprietary information of his previous employer(s) and that Executive may be obligated to maintain the confidentiality of such information, not use such information or not to provide certain services to the Company, in each case pursuant to applicable law and/or any contractual relationship between Executive and a previous employer. The Company hereby instructs Executive as follows: (1) Executive shall not disclose any such confidential or proprietary information to the Company or any of its affiliates, (2) Executive shall not use any such confidential or proprietary information in connection with his employment with the Company, and (3) Executive shall not perform any services for the benefit of the Company that would cause Executive to be in breach of his obligations owed to any previous employer or other third party. If the Company requests Executive to provide any such services or to disclose any such information, Executive will advise the Company that he or she is prohibited from doing so and the Company will accept such response and make no further requests or demands therefore. The Company acknowledges that Executive has other restrictive covenant obligations (other than working for the Company) to his former employer and will not compel Executive to violate them. In addition, Executive may provide cooperation to his former employer on matters related to his employment period with such former employer without being in violation of this Agreement.

6.13 In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of the Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of the Executive, except for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to the Executive as soon as administratively practicable following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This Section 6.13 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Executive.

6.14 Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under this Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(l)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. The Executive recognizes that the Internal Revenue Code imposes the Section 409A Penalties on the Executive. In the event that following the date hereof the Company reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

6.15 Indemnification, etc. The Company and the Parent shall indemnify and hold harmless Executive to the fullest extent permitted by law (including advancement of legal fees) for any action or inaction he takes in good faith with regard to the Company or Parent or any employee benefit plan of either. Furthermore, the Company and Parent shall cover Executive on its directors’ and officers’ liability insurance policies to no less extent than that which covers any other officer or director of the Company or Parent.

6.16 Legal Fees. The Company shall pay Executive’s reasonable legal fees and expenses incurred in connection with entering into this Agreement and related agreements promptly upon presentation of invoices therefor (but in any event prior to March 15, 2011) and shall to the extent that such amounts are taxable income to Executive provide him within such time period a gross-up therefor such that he has no after tax cost with regard thereto. Executive shall request such invoices to be delivered directly to the Company in accordance with Section 6.1.

[signatures on following page]

In witness whereof, the parties have executed this Agreement as of the date first written above.

COMPANY: STOCK BUILDING SUPPLY HOLDINGS, LLC		EXECUTIVE:

By:	/s/ Illegible	/s/ Jeff Rea
Name: [Illegible]		Jeff Rea
Its:

AGREED AS TO SECTIONS 2.3 AND 6.15

SATURN ACQUISITION HOLDINGS, LLC

By:	/s/ Illegible
Name: [Illegible]
Its:

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made as of                                          by and between Jeff Rea (“Executive”) and Stock Building Supply Holdings, LLC (the “Company”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Termination of Employment. The parties agree that Executive’s employment with the Company and all of its affiliates is terminated effective as of                      (the “Effective Date”).

2. Payments Due to Executive. Executive acknowledges receipt of $             from the Company, representing Executive’s accrued but unpaid Base Salary through the Effective Date. Other than as expressly set forth in Executive’s employment agreement with the Company (the “Employment Agreement”), Executive is not entitled to any consulting fees, wages, accrued vacation pay, benefits or any other amounts with respect to his employment through the Effective Date.

3. Severance Benefits and Continuing Health Insurance Coverage. In consideration of Executive’s execution and non-revocation of this Agreement, the Company agrees to pay to Executive an amount equal to 12 months of Executive’s current annual base salary, payable on a salary continuation basis according to the Company’s normal payroll practices over the course of the period following the Revocation Period Expiration Date, as defined in Section 4(g) of this Agreement and in accordance with Section 3.4 of the Employment Agreement. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required by applicable law to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Executive will be eligible for continuation of Health Insurance coverage effective [EFFECTIVE DATE], at Executive’s expense, as required by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided that the Company shall pay the Executive as taxable income at the same time the respective payments are made under the prior paragraph an amount equal to the difference between the COBRA cost and the amount of employee contributions for such coverage that Executive would have had to pay if an active employee for the 12-month period commencing on the Effective Date. Please review the provided COBRA Notice regarding your COBRA rights. Information along with enrollment forms will be sent to Executive’s home address through a third party administrator. If Executive does not receive this information and documentation with respect to COBRA within 30 days of the Effective Date please call [COMPANY CONTACT NAME/TITLE], at [COMPANY CONTACT NUMBER].

4. General Release.

(a) Executive, on behalf of Executive, his or her heirs, executors, personal representatives, administrators and assigns, irrevocably, knowingly and unconditionally releases, remises and discharges the Company, its parents, all current or former affiliated or related companies of the Company and its parent, partnerships, or joint ventures, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and with respect to each such entity, its officers, directors, managers, Executives, equity holders, advisors and counsel (collectively, the “Company Parties”) from any and all actions, causes of action, charges, complaints, claims, damages, demands, debts, lawsuits, rights, understandings and obligations of any kind, nature or description whatsoever, known or unknown (collectively, the “Claims”), arising out of or relating to the Executive’s employment with the Company and/or the separation of Executive from the Company.

(b) This general release of Claims by Executive includes, without limitation, (i) all Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to and including the date of this Agreement, regardless of ripeness or other limitation on immediate pursuit of any Claim in the absence of this Agreement; (ii) all Claims relating to or arising out of Executive’s employment with and separation from the Company; (iii) all Claims (including Claims for discrimination, harassment, and retaliation) arising under any federal, state or local statute, regulation, ordinance, or the common law, including without limitation, Claims arising under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended, the Family and Medical Leave Act and the Executive Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Equal Pay Act, the Fair labor Standards Act, 42 U.S.C. § 1981, and any other federal or state law, local ordinance or common law including for wrongful discharge, breach of implied or express contract, intentional or negligent infliction of emotional distress, defamation or other tort; and (iv) all Claims for reinstatement, attorney’s fees, interest, costs, wages or other compensation.

(c) Executive agrees that there is a risk that each and every injury which he or she may have suffered by reason of his or her employment relationship might not now be known, and there is a further risk that such injuries, whether known or unknown at the date of this Agreement, might become progressively worse, and that as a result thereof further damages may be sustained by Executive; nevertheless, Executive desires to forever and fully release and discharge the Company Parties, and he or she fully understands that by the execution of this Agreement no further claims for any such injuries may ever be asserted.

(d) This general release does not release any Claim that relates to: (i) Executive’s right to enforce this Agreement; (ii) any rights Executive may have to indemnification from personal liability or to protection under any insurance policy maintained by the Company or Parent, including without limitation any general liability, EPLI, or directors and officers insurance policy; (iii) Executive’s right, if any, to government-provided unemployment and worker’s compensation benefits; or (iv)

Executive’s rights under any Company Executive benefit plans (i.e. health, disability or retirement plans), which by their explicit terms survive the termination of Executive’s employment or (v) any rights with regard to equity in the Company or Parent.

(e) Executive agrees that the consideration set forth in Sections 2 and 3 above and Section 4(g) below shall constitute the entire consideration provided under this Agreement, and that Executive will not seek from the Company Parties any further compensation or other consideration for any claimed obligation, entitlement, damage, cost or attorneys’ fees in connection with the matters encompassed by this Agreement, except as provided in (d) above.

(f) Executive understands and agrees that if any facts with respect to this Agreement or Executive’s prior treatment by or employment with the Company are found to be different from the facts now believed to be true, Executive expressly accepts, assumes the risk of, and agrees that this Agreement shall remain effective notwithstanding such differences. Executive agrees that the various items of consideration set forth in this Agreement fully compensate for said risks, and that Executive will have no legal recourse against the Company in the event of discovery of a difference in facts.

(g) Executive agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (“ADEA”), and in connection with such waiver of ADEA claims, and as provided by the Older Worker Benefit Protection Act, Executive understands and agrees as follows:

i.	Executive has the right to consult with an attorney before signing this Agreement, and is hereby advised to do so;

ii.	Executive shall have a period of twenty-one (21) days from the Termination Date (or from the date of receipt of this Agreement if received after the Termination Date) in which to consider the terms of the Agreement (the “Review Period”). Executive may at his or her option execute this Agreement at any time during the Review Period. If the Executive does not return the signed Agreement to the Company prior to the expiration of the 21 day period, then the offer of severance benefits set forth in this Agreement shall lapse and shall be withdrawn by the Company;

iii.

Executive may revoke this Agreement at any time during the first seven (7) days following Executive’s execution of this Agreement, and this Agreement and release shall not be effective or enforceable until the seven-day period has expired (“Revocation Period Expiration Date”). Notice of a revocation by the Executive must be made to the designated representative of the Company (as described below) within the seven (7) day period after Executive signs this Agreement. If Executive revokes this

Agreement, it shall not be effective or enforceable. Accordingly, the “Effective Date” of this Agreement shall be on the eighth (8th) day after Executive signs the Agreement and returns it to the Company, and provided that Executive does not revoke the Agreement during the seven (7) day revocation period;

In the event Executive elects to revoke this release pursuant to Paragraph 4(g)(iii) above, Executive shall notify Company by hand-delivery, express courier or certified mail, return receipt requested, within seven (7) days after signing this Agreement to: [COMPANY CONTACT NAME/TITLE], at [COMPANY CONTACT ADDRESS]. In the event that Executive exercises his or her right to revoke this release pursuant to Paragraph 4(g)(iii) above, any and all obligations of Company under this Agreement shall be null and void. Executive agrees that by signing this Agreement prior to the expiration of the twenty-one (21) day period he or she has voluntarily waived his or her right to consider this Agreement for the full twenty-one (21’) day period.

EXECUTIVE AGREES THAT THE CONSIDERATION RECEIVED BY HIM OR HER UNDER THIS AGREEMENT, INCLUDING THE PAYMENTS DESCRIBED ABOVE, IS IN FULL AND COMPLETE SATISFACTION OF ANY CLAIMS THAT EXECUTIVE MAY HAVE, OR MAY HAVE HAD, ARISING OUT OF EXECUTIVE’S EMPLOYMENT WITH COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE TERMINATION OF THAT EMPLOYMENT, UP TO THE DATE OF EXECUTION OF THIS AGREEMENT, EXCEPT AS PROVIDED IN SECTION 4(d) ABOVE. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE UNDERSTANDS THAT, BY ENTERING INTO THIS AGREEMENT, HE OR SHE NO LONGER HAS THE RIGHT TO ASSERT ANY CLAIM OR LAWSUIT OF ANY KIND ATTEMPTING TO RECOVER MONEY OR ANY OTHER RELIEF AGAINST THE COMPANY PARTIES FOR ACTS OR INJURIES ARISING OUT OF EXECUTIVE’S FORMER EMPLOYMENT BY COMPANY (INCLUDING FOR THE AVOIDANCE OF DOUBT, ALL OF ITS SUBSIDIARIES OR AFFILIATES) OR THE TERMINATION OF THAT EMPLOYMENT. Such claims further include any claims Executive may have pursuant to an internal grievance procedure at Company (including for the avoidance of doubt, all of its subsidiaries or affiliates). Executive does not waive any rights or claims that may arise after the date this Agreement is executed.

5. Review of Agreement; No Assignment of Claims. Executive represents and warrants that he or she (a) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for it to be reviewed and explained by counsel to the extent Executive deems it necessary, (b) is voluntarily entering into this Agreement, (c) has not relied upon any representation or statement made by the Company or any other person with regard to the subject matter or effect of this Agreement, (d) has not transferred or assigned any Claims and (e) has not filed any complaint or charge against any of the Company Parties with any local, state, or federal agency or court.

6. No Claims. Each party represents that it has not filed any Claim against the other Party with any state, federal or local agency or court and that it will not file any Claim at any time regarding the matters covered by this Agreement; provided, however, that nothing in this Agreement shall be construed to prohibit Executive from filing a Claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, further, that Executive acknowledges that he will not be entitled to recover any monetary or other damages in connection with or as a result of any such EEOC or state FEP agency proceeding.

7. Interpretation. This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the laws of the State of Delaware without regard to provisions or principles thereof relating to conflict of laws.

8. Agreement as Defense. This Agreement may be pleaded as a full and complete defense to any subsequent action or other proceeding arising out of, relating to, or having anything to do with any and all Claims, counterclaims, defenses or other matters capable of being alleged, which are specifically released and discharged by this Agreement. This Agreement may also be used to abate any such action or proceeding and/or as a basis of a cross-complaint for damages.

9. Ongoing Covenants. Executive acknowledges that nothing in this Agreement shall limit or otherwise impact Executive’s continuing obligations of confidentiality to the Company in accordance with applicable law or agreements between the Company and Executive with respect to non-competition or non-solicitation, and Executive covenants and agrees to abide by all such continuing obligations.

10. No Adverse Comments. For two (2) years Executive and the Company agree not to make, issue, release or authorize any written or oral statements, knowingly derogatory or defamatory in nature, about the other (which in the case of the Company shall include its affiliates and their respective products, services, directors, officers or Executives), provided that the foregoing shall not be violated by truthful testimony in response to legal process, normal competitive statements, rebuttal of statements by the other or actions to enforce the party’s rights.

11. Integration; Severability. The terms and conditions of this Agreement constitute the entire agreement between Company and Executive and supercede all previous communications, either oral or written, between the parties with respect to the subject matter of this Agreement. No agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party. In the event that a court finds any portion of this Agreement unenforceable for any reason whatsoever, Company and Executive agree that the other provisions of the Agreement shall be deemed to be severable and will continue in full force and effect to the fullest extent permitted by law.

EXECUTIVE ACKNOWLEDGES THE FOLLOWING: HE OR SHE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND OF HIS OR HER OWN FREE WILL WITH A FULL UNDERSTANDING OF ITS TERMS; HE OR SHE HAS READ THIS AGREEMENT; THAT HE OR SHE FULLY UNDERSTANDS ITS TERMS; THAT EXECUTIVE IS ADVISED TO CONSULT AN ATTORNEY FOR ADVICE; THAT HE OR SHE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; THAT HE OR SHE HAS HAD AMPLE TIME TO CONSIDER HIS OR HER DECISION BEFORE ENTERING INTO THE AGREEMENT. EXECUTIVE ACKNOWLEDGES THAT HE OR SHE IS SATISFIED WITH THE TERMS OF THIS AGREEMENT AND AGREES THAT THE TERMS ARE BINDING UPON HIM OR HER.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY OF HIS ABILITY TO TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY SECTION 7 ABOVE AND THAT HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect as of the date first above written.

Jeff Rea

STOCK BUILDING SUPPLY HOLDINGS, LLC

By:
Name:
Title: